EXHIBIT 99.1

Southern National Bancorp of Virginia Inc. reports record earnings of $2.8 million for the second quarter and $5.4 million for the first half of 2016, up from $2.5 million and $4.5 million during the first quarter and half of 2015

MCLEAN, Va., July 21, 2016 (GLOBE NEWSWIRE) -- Southern National Bancorp of Virginia Inc. (NASDAQ:SONA), the holding company for Sonabank, announced today that net income for the quarter ended June 30, 2016 was $2.8 million and $5.4 million for the first half of 2016. That compares to $2.5 million and $4.5 million for the three and six months ended June 30, 2015.

The Board of Directors declared a dividend of $.08 per share payable August 19, 2016 to shareholders of record on August 8, 2016. This was Southern National’s nineteenth consecutive quarterly dividend. Based on SONA’s average stock price for the quarter ended June 30, 2016, that is an annualized dividend yield of 2.63%.

Overview

  Loan demand remained robust although slightly lower than in the first quarter. The decreases in the issuance of Commercial Mortgage Backed Securities seem to have taken the pressure off of pricing of commercial real estate loans which continued to be strong despite the falling interest rate environment. Loans, net of unearned income, increased by $76.9 million during the first half of 2016 or 9.27%. Of the increase, approximately $26 million was a result of purchases of residential portfolio product from Southern Trust Mortgage (STM).
  STM had a solid quarter. Sonabank’s 44% share in their net income for the quarter resulted in pre-tax income of $552 thousand, down from the $793 thousand recorded in the second quarter last year.  The decrease in net income in the second quarter of 2016 compared to the second quarter of 2015 was mainly due to the increase of the loan buy-back provision in regards to a loan that STM repurchased and expenses associated with opening a new branch in Charleston, South Carolina.
  Other Southern National metrics remained strong during the quarter. The efficiency ratio was 50.51%. The return on average assets was 1.04% and the return on average equity was 9.18%.

Net Interest Income

Net interest income was $10.2 million in the quarter ended June 30, 2016 compared to $9.0 million during the same period last year.  Average loans during the second quarter of 2016 were $888.1 million compared to $751.1 million during the same period last year. Sonabank’s net interest margin was 4.06% in the second quarter of 2016 which was the same as the second quarter of 2015 and the first quarter of 2016. The accretion of the discount on loans acquired in the acquisitions of Greater Atlantic Bank, HarVest and Prince Georges Federal Savings Bank (PGFSB) contributed $490 thousand to net interest income during the three months ended June 30, 2016 compared to $723 thousand during the second quarter of 2015.

Net interest income was $19.9 million during the six months ended June 30, 2016, compared to $18.0 million during the comparable period in the prior year. Average loans during the six months ended June 30, 2016 were $865.6 million compared to $732.4 million during the same period last year. Sonabank’s net interest margin was 4.06% during the first half of 2016 compared to 4.18% during the six months ended June 30, 2015. The loan discount accretions on our three acquisitions were $1.0 million in the first half of 2016 compared to $1.5 million in the same period last year.

Noninterest Income

During the second quarter of 2016 Sonabank had noninterest income of $1.0 million compared to noninterest income of $1.8 million during the second quarter of 2015. We recognized income from our investment in STM in the amount of $552 thousand compared to $793 thousand during the same quarter last year. Much of the non-interest income in the second quarter of 2015 resulted from the fact that we transferred from our held-to-maturity (HTM) portfolio all of the trust preferred securities and a non-government sponsored residential collateralized mortgage obligation (CMO) that had previously been classified as other than temporarily impaired to the available-for-sale (AFS) classification.  We sold five of these trust preferred securities and the CMO recognizing a net gain of $520 thousand.

Noninterest income decreased to $1.5 million in the first six months of 2016 from $2.2 million in the first six months of 2015. The decrease was primarily due to the income from the STM investment and the gain on the sale of securities mentioned above.

Noninterest Expense

Noninterest expenses were $5.6 million and $11.7 million during the second quarter and the first half of 2016, respectively, compared to $5.6 million and $11.4 million during the same periods in 2015.  During the first half of 2016, we had losses of $275 thousand because of impairment recognized on three OREO properties.  This was partially offset by gains on the sale of three properties in the amount of $192 thousand, resulting in a net loss of $83 thousand.  During the six months ended June 30, 2015, we had losses on Other Real Estate Owned (OREO) of $540 thousand because of impairment recognized on four OREO properties.  This was partially offset by a gain on the sale of one property in the amount of $277 thousand, resulting in a net loss of $263 thousand.  Employee compensation increased by $415 thousand compared to the first half of 2015, due to increases in the normal course of business.

Loan Portfolio

The composition of Sonabank’s loan portfolio consisted of the following at June 30, 2016 and December 31, 2015:

	Covered	Non-covered	Total	Covered	Non-covered	Total
	Loans (1)	Loans	Loans	Loans (1)	Loans	Loans
	June 30, 2016			December 31, 2015
Loans secured by real estate:
Commercial real estate - owner-occupied	$-	$140,587	$140,587	$-	$141,521	$141,521
Commercial real estate - non-owner-occupied	-	306,671	306,671	-	256,513	256,513
Secured by farmland	-	561	561	-	578	578
Construction and land loans	-	68,477	68,477	-	67,832	67,832
Residential 1-4 family	11,876	188,144	200,020	12,994	165,077	178,071
Multi- family residential	-	32,513	32,513	-	25,501	25,501
Home equity lines of credit	19,757	12,529	32,286	21,379	13,798	35,177
Total real estate loans	31,633	749,482	781,115	34,373	670,820	705,193

Commercial loans	-	125,969	125,969	-	124,985	124,985
Consumer loans	-	1,325	1,325	-	1,366	1,366
Gross loans	31,633	876,776	908,409	34,373	797,171	831,544

Less deferred fees on loans	-	(2,073)	(2,073)	-	(2,119)	(2,119)
Loans, net of deferred fees	$31,633	$874,703	$906,336	$34,373	$795,052	$829,425

(1) Covered Loans were acquired in the Greater Atlantic transaction and are covered under an FDIC loss-share agreement. The agreement covering non-single family loans expired in December 2014.

Net loan growth has been strong as seen below at over 17% annualized for the past six quarters:

		1-4 Family
		Purchases		Growth
	Non-residential	from STM	Total	%
2nd Quarter 2016	21,426	$14,271	$35,697	4.10%
1st Quarter 2016	29,038	12,176	41,214	4.97%
4th Quarter 2015	28,698	11,172	39,870	5.05%
3rd Quarter 2015	8,449	20,899	29,348	3.90%
2nd Quarter 2015	20,137	10,429	30,566	4.24%
1st Quarter 2015	15,828	9,607	25,435	3.65%

Loan Loss Provision/Asset Quality

The loan loss provision for the quarter ended June 30, 2016 was $1.4 million, compared to $1.5 million for the same period last year.  For the six months ended June 30, 2016, the loan loss provision was $2.0 million compared to $2.0 million for the same period last year. Charge offs for the three and six months ended June 30, 2016 were $1.7 million and $2.1 million, respectively. Charge offs for the three and six months ended June 30, 2015 were $1.3 million and $1.6 million, respectively.  The increased level of charge-offs in the second quarter of 2016 was mainly due to a single borrower, who was current, but experiencing serious cash flow problems. We believe that our remaining exposure is protected by the value of our collateral which includes receivables and real estate.

Non-covered OREO as of June 30, 2016 was $9.4 million compared to $10.1 million as of the end of the previous year. During the first six months of 2016 we disposed of two non-covered properties, and there were no transfers from loans to OREO.

Non-covered nonaccrual loans were $2.3 million, of which $1.7 million were fully covered by SBA guarantees at June 30, 2016 compared to $4.2 million ($3.5 million of which were loans fully covered by SBA guarantees) at the end of last year.  The ratio of non-covered non-performing assets (excluding the SBA guaranteed loans) to non-covered assets improved from 1.07% at the end of 2015 to 0.92% at June 30, 2016. The portions of these SBA loans that were unguaranteed were charged off.

Southern National Bancorp of Virginia’s allowance for loan losses as a percentage of non-covered total loans at June 30, 2016 was 0.96%, compared to 1.06% at the end of 2015.  Management believes the allowance is adequate at this time but continues to monitor trends in environmental factors which may potentially affect future losses.

Securities Portfolio

Investment securities, available for sale and held to maturity, were $96.0 million at June 30, 2016 down from $101.0 million at December 31, 2015.

Securities in our investment portfolio as of June 30, 2016 were as follows:

  residential government-sponsored mortgage-backed securities in the amount of $20.7 million and residential government-sponsored collateralized mortgage obligations totaling $2.7 million callable agency securities in the amount of $52.0 million

  municipal bonds in the amount of $15.1 million with a taxable equivalent yield of 3.33% and ratings ranging from Aaa to Aa1 (Moody’s) and AAA to AA- (Standard & Poor’s)

  trust preferred securities in the amount of $5.6 million, $4.0 million of which is Alesco VII A1B which is rated A1 (Moody’s), BBB+ (Standard and Poor’s) and A (Fitch)

During the first six months of 2016, we purchased $23.0 million of callable agency securities and a fixed rate residential government-sponsored mortgage-backed security in the amount of $2.0 million. Callable agency securities in the amount of $27.1 million were called during the six months ended June 30, 2016.

In the second quarter of 2015, we transferred seven of the trust preferred securities and a non-government sponsored residential CMO that had been other than temporarily impaired from the held-to-maturity classification to the available-for-sale classification.  We sold five of these trust preferred securities and the CMO recognizing a net gain of $520 thousand.  The two trust preferred securities we retained in the AFS classification have a fair value of $1.4 million as of June 30, 2016.  We also have two trust preferred securities that we retained in the HTM classification in the amount of $4.2 million, one of which is the above-mentioned Alesco VII.  These two securities have never been other than temporarily impaired.

Deposits

Total deposits were $902.8 million at June 30, 2016 compared to $825.3 million at December 31, 2015. Demand deposits and NOW accounts were $131.8 million at June 30, 2016 up from $111.8 million at December 31, 2015. This appears to be our efforts bearing fruit. Our savings accounts were up from $49.9 million to $53.0 million, after a promotion. On the other hand our money market accounts were down from $131.7 million to $126.7 million as one of our high profile competitors began paying 1.00% on internet money market accounts marketed through their branches.

Stockholders’ Equity

Total stockholders’ equity increased from $119.6 million at December 31, 2015 to $123.0 million at June 30, 2016 as a result of the retention of earnings. Our Tier 1 Risk Based Capital Ratios were 12.57% and 12.43% for Southern National Bancorp of Virginia, Inc. and Sonabank, respectively, as of June 30, 2016.

Southern National Bancorp of Virginia, Inc. is a bank holding company with assets of $1.1 billion at June 30, 2016.  Sonabank provides a range of financial services to individuals and small and medium sized businesses. Sonabank has fifteen branches in Virginia, located in Fairfax County (Reston, McLean and Fairfax), in Charlottesville, Warrenton (2), Middleburg, Leesburg (2), South Riding, Front Royal, New Market, Haymarket,  Richmond and Clifton Forge, and eight branches in Maryland, in Rockville, Shady Grove, Frederick, Bethesda, Upper Marlboro, Brandywine, Owings and Huntingtown.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that relate to future events or the future performance of Southern National Bancorp of Virginia, Inc. Forward-looking statements are not guarantees of performance or results. These forward-looking statements are based on the current beliefs and expectations of the respective management of Southern National Bancorp of Virginia, Inc. and Sonabank and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond their respective control. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed or implied in these forward-looking statements because of numerous possible uncertainties. Words like "may," "plan," "contemplate," "anticipate," "believe," "intend," "continue," "expect," "project," "predict," "estimate," "could," "should," "would," "will," and similar expressions, should be considered as identifying forward-looking statements, although other phrasing may be used. Such forward-looking statements involve risks and uncertainties and may not be realized due to a variety of factors. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the reports (such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q) filed by Southern National Bancorp of Virginia, Inc. You should consider such factors and not place undue reliance on such forward-looking statements. No obligation is undertaken by Southern National Bancorp of Virginia, Inc. to update such forward-looking statements to reflect events or circumstances occurring after the issuance of this press release.

Southern National Bancorp of Virginia, Inc.
McLean, Virginia

Condensed Consolidated Balance Sheets
(Unaudited)
(in thousands)
	June 30,	December 31,
	2016	2015
Assets
Cash and cash equivalents	$41,705	$30,336
Investment securities-available for sale	3,722	4,209
Investment securities-held to maturity	92,285	96,780
Stock in Federal Reserve Bank and Federal Home Loan Bank	7,610	6,929
Loans receivable, net of unearned income	906,336	829,425
Allowance for loan losses	(8,421)	(8,421)
Net loans	897,915	821,004
Intangible assets	11,483	11,607
Bank premises and equipment, net	8,560	8,882
Bank-owned life insurance	23,475	23,126
FDIC indemnification asset	2,503	2,922
Other assets	31,435	30,312
Total assets	$1,120,693	$1,036,107

Liabilities and stockholders' equity
Demand deposits and NOW accounts	$131,770	$111,849
Money market accounts	126,693	131,731
Savings accounts	52,971	49,939
Time deposits	591,316	531,775
Total deposits	902,750	825,294
Securities sold under agreements to repurchase	-	10,381
Federal Home Loan Bank advances - short term	67,500	59,000
Federal Home Loan Bank advances - long term	20,000	15,000
Other liabilities	7,486	6,796
Total liabilities	997,736	916,471
Stockholders' equity	122,957	119,636
Total liabilities and stockholders' equity	$1,120,693	$1,036,107

Condensed Consolidated Statements of Income
(Unaudited)
(in thousands)
	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Interest and dividend income	$12,291	$10,732	$23,964	$21,167
Interest expense	2,117	1,708	4,078	3,216
Net interest income	10,174	9,024	19,886	17,951
Provision for loan losses	1,387	1,500	2,012	2,025
Net interest income after provision for loan losses	8,787	7,524	17,874	15,926
Account maintenance and deposit service fees	228	239	451	460
Income from bank-owned life insurance	175	154	349	304
Equity income from mortgage affiliate	552	793	632	778
Net gain on sale of available for sale securities	-	520	-	520
Gain on sale of other assets	-	7	-	7
Other	47	46	81	95
Noninterest income	1,002	1,759	1,513	2,164
Employee compensation and benefits	2,926	2,836	6,054	5,639
Occupancy expenses	1,033	1,050	2,031	2,131
FDIC assessment	168	156	313	328
Amortization of FDIC indemnification asset	203	117	419	246
Net (gain) loss on other real estate owned, net	(38)	(57)	83	263
Other expenses	1,315	1,487	2,750	2,803
Noninterest expense	5,607	5,589	11,650	11,410
Income before income taxes	4,182	3,694	7,737	6,680
Income tax expense	1,393	1,228	2,382	2,210
Net income	$2,789	$2,466	$5,355	$4,470

Financial Highlights
(Unaudited)
(Dollars in thousands except per share data)

	For the Quarters Ended		For the Six Months Ended
	June 30,		June 30,
	2016	2015	2016	2015

Per Share Data :
Earnings per share - Basic	$0.23	$0.20	$0.44	$0.37
Earnings per share - Diluted	$0.23	$0.20	$0.43	$0.36
Book value per share			$10.04	$9.73
Tangible book value per share			$9.10	$8.77
Weighted average shares outstanding - Basic	12,248,635	12,240,183	12,242,847	12,228,777
Weighted average shares outstanding - Diluted	12,395,430	12,358,887	12,394,312	12,343,223
Shares outstanding at end of period			12,248,943	12,232,409

Selected Performance Ratios and Other Data:
Return on average assets	1.04%	1.02%	1.02%	0.96%
Return on average equity	9.18%	8.43%	8.87%	7.77%
Yield on earning assets	4.90%	4.83%	4.89%	4.93%
Cost of funds	0.98%	0.75%	0.97%	0.87%
Net interest margin	4.06%	4.06%	4.06%	4.18%
Efficiency ratio (1)	50.51%	55.05%	54.05%	56.91%
Net charge-offs to average loans	0.19%	0.17%	0.23%	0.20%
Amortization of intangibles	$62	$65	$124	$130

			As of
			June 30,	December 31,
			2016	2015

Stockholders' equity to total assets			10.97%	11.55%
Tier 1 risk-based captial ratio			12.57%	13.13%
Intangible assets:
Goodwill			$10,514	$10,514
Core deposit intangible			969	1,093
Total			$11,483	$11,607

Non-covered loans and other real estate owned (2):
Nonaccrual loans (3)			$2,318	$4,173
Loans past due 90 days and accruing interest			-	-
Other real estate owned			9,368	10,096
Total nonperforming assets			$11,686	$14,269
Allowance for loan losses to total non-covered loans			0.96%	1.06%
Nonperforming assets excluding SBA guaranteed loans to total non-covered assets			0.92%	1.07%

(1) Excludes gains and write-downs on OREO, gains on sale of loans, gains/losses on sale of securities and impairment losses recognized in earnings.
(2) Applies only to non-covered Sonabank loans and other real estate owned.
(3) Nonaccrual loans include SBA guaranteed amounts totaling $1.7 million and $3.5 million at June 30, 2016 and December 31, 2015, respectively.

Contact: R. Roderick Porter, President
Phone: 202-464-1130 ext. 2406
Fax: 202-464-1134
Southern National Bancorp of Virginia Inc.
NASDAQ Symbol SONA
Website: www.sonabank.com